SCHEDULE 14A INFORMATION
                         Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [     X  ]
Filed by a Party other than the Registrant  [        ]

Check the appropriate box:
[              ]Preliminary Proxy Statement
[              ]Confidential, for Use of the Commission Only
                  (as permitted by Rule 14a-6(e)(2))
[    X         ]Definitive Proxy Statement
[              ]Definitive Additional Materials
[              ]Soliciting Material Pursuant to ss. 240.14a-11(c) or ss.
                  240.14a-12

                            BNL FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)

                                       N/A
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[    X                   ]No fee required
[                        ]Fee computed on table below per Exchange Act Rules
                          14a-6(i)(4) and 0-11

1)         Title of each class of securities to which transaction applies:

2)         Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule -0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)         Proposed maximum aggregate value of transaction:

5)         Total fee paid:

[                 ]Fee paid previously by written materials
[                 ]Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                          1) Amount Previously Paid:

                          2) Form, Schedule or Registration Statement No.:

                          3) Filing Party:

                          4) Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       of
                            BNL FINANCIAL CORPORATION




                             To Be Held May 17, 2005

         The Annual Meeting of Shareholders of BNL Financial Corporation will be held at the Holiday Inn Airport, Des Moines, Iowa, commencing at 12:00 noon, local time, (and thereafter as it may be from time to time adjourned) for the following purposes:



         1.       To elect eighteen Directors.

         2. To ratify or reject the Board of Directors' selection of Smith, Carney & Co., p.c., as the Company's independent auditors for the year ending December 31, 2005

         3. To transact such other business as may properly come before the meeting.

         The close of business on April 15, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


                                             By Order of the Board of Directors



                                                 Pamela Randolph, Secretary


Sherwood, AR
April 25, 2005




WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                                 PROXY STATEMENT
                                   -------------

                            BNL FINANCIAL CORPORATION





                               GENERAL INFORMATION

         This Proxy Statement and accompanying proxy form are being mailed to shareholders on April 25, 2005, in connection with the solicitation of proxies by the Board of Directors of BNL Financial Corporation ("BNL" or the "Company") to be voted at the Annual Meeting of Shareholders of the Company to be held at the Holiday Inn Airport, Des Moines, Iowa, commencing on May 17, 2005, and any adjournment thereof. All expenses of this solicitation will be paid by the Company.

         If a proxy in the enclosed form is duly executed and returned, the shares of the Company's common stock, no par value, (the "Common Stock") represented thereby, where specification is made by the shareholder on the proxy, will be voted in accordance with such specification. Proxies are revocable until exercised. Proxies may be revoked by delivering either a later dated and properly executed proxy, or a written notice of revocation to the Secretary of the Company or in person at the Annual Meeting at any time prior to the voting thereof.

         Only shareholders of record at the close of business on April 15, 2005, have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date approximately 16,811,378 shares of the Company's Common Stock were outstanding (excluding treasury shares).

         Each shareholder of record is entitled to one vote for each share of Common Stock held. There are no cumulative voting rights.

Quorum; Abstentions; Broker Non-Votes:

         The required quorum for the transaction of business at the Annual Meeting is the presence, in person or by proxy, of a majority of the votes entitled to be cast with respect to a matter to be acted upon at the Annual Meeting.

         The Company will count abstentions in determining both the presence or absence of a quorum for the transaction of business at the Annual Meeting, as well as with respect to the total number of votes cast with respect to a matter to be acted upon at the Annual Meeting. Accordingly, abstentions will have the same effect as a vote against a proposal.

         Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of votes cast with respect to a matter to be acted upon at the Annual Meeting.

                         BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders:

         The following table reflects the persons known to the Company to be the beneficial owners of 5% or more of the Company's voting securities as of April 15, 2005

                             Name and Address of Beneficial          Amount and Nature of            Percent of Class as of
    Title of Class                        Owner                    Beneficial Ownership(1)               April 15, 2005
------------------------ -- ---------------------------------- -- --------------------------- -- -------------------------------
Common Stock                Wayne E. Ahart                               4,712,216(2)                        28.03%
                            8017 Cobblestone
                            Austin, TX  78735

Common Stock                Barry N. Shamas                              2,801,816(3)                        16.67%
                            1095 Hidden Hills Dr
                            Dripping Springs, TX 78620

Common Stock                C. Don Byrd                                 1,615,743 (4)                        9.61%
                            1725 S. 50th Unit 144
                            W. Des Moines, IA 50265

Common Stock                Kenneth Tobey                                    914,786                         5.44%
                            23 Tennyson
                            N. Little Rock, AR 72116




     (1) To the Company's knowledge, all shares are beneficially owned by, and the sole voting and investment power is held by the persons named, except as otherwise indicated.


     (2) This includes 133,290 shares owned directly by Wayne Ahart and Wayne
        Ahart's indirect ownership of 1,200,000 shares which are owned by National Iowa Corporation and 649,363 shares which are owned by Arkansas
        National Corporation. Wayne Ahart controls both National Iowa
        Corporation and Arkansas National Corporation and votes the shares of the Company's common stock owned by both corporations. LeRene Ahart, as a shareholder in National Iowa Corporation and Arkansas National
        Corporation, has an indirect pecuniary interest in 1,200,000 shares of the Company's common stock owned by National Iowa Corporation and 649,363 shares of the Company's common stock owned by Arkansas National
        Corporation. Wayne Ahart has voting control of all 2,400,000 shares of the Company's common stock owned by National Iowa Corporation and all 2,178,926 shares of the Company's common stock owned by Arkansas
        National Corporation plus the 133,290 shares which are owned directly by Wayne Ahart. Consequently, Wayne Ahart has voting control of 4,712,216
        (28.03%) shares of the Company's common stock.

      (3) Includes 1,400,000 shares held in the name of Life Industries of Iowa, Inc., and 1,335,171 shares held in the name of Arkansas Industries
        Corporation, both of which are controlled by Mr. Shamas.

     (4) All of Mr. Byrd's shares are subject to a right of first refusal of the Company to acquire said shares on the same terms and conditions as any proposed sale or other transfer by Mr. Byrd.


Security Ownership of Management

The following table sets forth, as of April 15, 2005, certain information concerning the beneficial ownership of the Company's Common Stock by each director of the Company and by all directors and officers as a group:

------------------------ ---------------------------------- ------------------------------- --------------------------

                                                                 Amount and Nature of         Percent of Class as of
Title of Class           Name of Beneficial Owner                Beneficial Ownership1           April 15, 2005
------------------------ ---------------------------------- ------------------------------- --------------------------

Common                   Wayne E. Ahart                                         4,712,2162                     28.03%
Common                   Cecil L. Alexander                                         37,088                      0.22%
Common                   Richard L Barclay                                          46,088                      0.27%
Common                   Tammy Barr                                                    600                      0.00%
Common                   C. Donald Byrd                                         1,615,7433                      9.61%
Common                   Eugene A. Cernan                                           37,088                      0.22%
Common                   Jeffrey A. Drees                                           18,843                      0.11%
Common                   Hayden Fry                                                 69,047                      0.41%
Common                   John Greig                                                 50,102                      0.30%
Common                   Roy Keppy                                                  51,001                      0.30%
Common                   Roy E. Ledbetter                                           37,088                      0.22%
Common                   C. James McCormick                                       137,0844                      0.82%
Common                   John E. Miller                                             47,111                      0.28%
Common                   James A Mullins                                            50,000                      0.30%
Common                   Jerry Ouzts                                                   300                      0.00%
Common                   Pamela C. Randolph                                          2,905                      0.02%
Common                   Robert R Rigler                                             3,295                      0.02%
Common                   Chris Schenkel                                             37,088                      0.22%
Common                   L. Stanley Schoelerman                                     50,000                      0.30%
Common                   Barry N. Shamas                                        2,801,8165                     16.67%
Common                   Orville Sweet                                              50,000                      0.30%
Common                   Kenneth Tobey                                             914,786                      5.44%
------------------------ ---------------------------------- ------------------------------- --------------------------
Common                   All Officers and Directors as a
                         group (22 persons)                                     10,769,289                     64.06%
------------------------ ---------------------------------- ------------------------------- --------------------------

      (1) To the Company's knowledge all shares are beneficially owned by the persons named, except as otherwise indicated, and they hold the sole voting and investment power.

     (2) This includes 133,290 shares owned directly by Wayne Ahart and Wayne
        Ahart's indirect ownership of 1,200,000 shares which are owned by National Iowa Corporation and 649,363 shares which are owned by Arkansas
        National Corporation. Wayne Ahart controls both National Iowa
        Corporation and Arkansas National Corporation and votes the shares of the Company's common stock owned by both corporations. LeRene Ahart, as a shareholder in National Iowa Corporation and Arkansas National
        Corporation, has an indirect pecuniary interest in 1,200,000 shares of the Company's common stock owned by National Iowa Corporation and 649,363 shares of the Company's common stock owned by Arkansas National
        Corporation. Wayne Ahart has voting control of all 2,400,000 shares of the Company's common stock owned by National Iowa Corporation and all 2,178,926 shares of the Company's common stock owned by Arkansas
        National Corporation plus the 133,290 shares which are owned directly by Wayne Ahart. Consequently, Wayne Ahart has voting control of 4,712,216
        (28.03%) shares of the Company's common stock.

      (3) All of Mr. Byrd's shares are subject to a right of first refusal of the Company to acquire said shares on the same terms and conditions as any proposed sale or other transfer by Mr. Byrd.

      (4) Includes 10,000 shares held in the name of C. James McCormick and 90,000 shares divided equally among and held in the names of Mr.
        McCormick's four children.

     (5) Includes 1,400,000 shares held in the name of Life Industries of Iowa, Inc., and 1,335,171 shares held in the name of Arkansas Industries
        Corporation, both of which are controlled by Mr. Shamas.


                              ELECTION OF DIRECTORS
                                    (Item 1)
Directors:

         Under the Bylaws of the Company, the Shareholders are to elect Directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders. Proxies solicited by the Board of Directors, if properly signed and returned, will be voted in favor of the election of the nominees listed below as Directors of the Company. Although it is expected that each of the nominees will be available for election, if a nominee is not a candidate at the time the election occurs, the number of Directors will be reduced accordingly with no replacement to be named. Each of the nominees has served or currently serves as a Director of Brokers National Life Assurance Company ("BNLAC"), the Company's wholly owned life insurance subsidiary.


         The nominees are as follows:
                                                           First Became Director
Name                     Age                                Or Executive Officer
----                     ---                                --------------------
Wayne E. Ahart           65                                         1984

C. Donald Byrd           64                                         1984

Kenneth Tobey            46                                         1988

Barry N. Shamas          58                                         1984

Cecil Alexander          69                                         1989

Richard Barclay          67                                         1989

Eugene A. Cernan         71                                         1989

Hayden Fry               76                                         1984

John Greig               70                                         1984

Roy Keppy                82                                         1984

Roy Ledbetter            75                                         1989

C. James McCormick       80                                         1984

John E. Miller           77                                         1988

James A. Mullins         71                                         1984

Robert R. Rigler         81                                         1989

Chris Schenkle           82                                         1989

L Stanley Schoelerman    80                                         1984

Orville Sweet            81                                         1984

                                       -4-
                            BACKGROUND OF MANAGEMENT

Wayne E. Ahart has served as Chairman of the Board of BNL since 1984 and BNLAC since 1986. He has served as Chairman of the Board of BNLE since 1988 and served as Chairman of the Board of United Arkansas Life from 1990 to 1994. Prior to that time, Mr. Ahart served as Board Chairman of: Investors Trust, Inc. ("ITI") and its subsidiary, Investors Trust Assurance Company ("ITAC"), both of Indianapolis, Indiana (1973-1987); Liberty American Corporation ("LAC")(President since 1981) and its subsidiary Liberty American Assurance Company ("LAAC"), both of Lincoln, Nebraska (1975-1987); and (Chairman and President) American Investors Corporation ("AIC") and its subsidiary, Future Security Life Insurance Company ("FSL"), both of Austin, Texas (1980-1987). Mr. Ahart has been owner and Chairman of the Board of Lone Star Pizza Garden Inc. from 1986 to the present.

C. Don Byrd has been Vice Chairman of the Board of BNL, BNLE and BNLAC since August 1, 1994. Mr. Byrd was President and a Director of BNL and BNLAC since 1984 and 1986, respectively. Mr. Byrd was Agency Director of FSL from 1983 to 1984 and Regional Director of AIC 1981 to 1983. He was an agent and Regional Director of ITI and ITAC from 1974 to 1981.

Kenneth Tobey has been President and Director of BNLAC and BNL since August 1, 1994. Mr. Tobey has served as President of BNLE since 1988 and served as President of United Arkansas Life from 1990 to 1994. He served as Assistant to the President and Training Director of BNLAC from 1986 to 1988. From 1981 to 1986, Mr. Tobey served in various capacities for AIC and FSL, including Agent, Regional Manager, Executive Sales Director and Assistant to the President.

Barry N. Shamas has served as Executive Vice President, Secretary and Treasurer of BNLE since 1988 and United Arkansas Life from 1990 to 1994. Since 1984 and 1986, respectively, he has served as Executive Vice President and Director of BNL and BNLAC, which positions he presently holds. He served in various capacities for ITI and ITAC, including Executive Vice President, Senior Vice President, Treasurer and Financial Vice President beginning in 1976 through 1987. Mr. Shamas served as Executive Vice President, Secretary/Treasurer and as Director of AIC and FSL from 1980 and 1983, respectively, until 1987. From 1978 through 1987, Mr. Shamas served as a Director and a member of the Executive Committee of LAC and LAAC.

Cecil L. Alexander retired Vice President of Public Affairs for Arkansas Power & Light Company, where he has been employed since 1980. Prior to joining the AP&L Executive Staff, Mr. Alexander served for 16 years in the Arkansas General Assembly, and during 1975-76, was Speaker of the House of Representatives. Since 1971, Mr. Alexander has been involved in the real estate business as a partner in Heber Springs Realty. He is a past president of the Cleburne County Board of Realtors and has served on the governmental affairs committee of the Arkansas Association of Realtors. Alexander is currently on the Advisory Board of Directors of V.E. Bank of Heber Springs, the Board of Directors of the Arkansas Tourism Development Foundation, and the Board of Directors of the Baptist Foundation.

Richard L. Barclay, a Certified Public Accountant, recently retired as Director of Arkansas Department of Finance and Administration and as the state's Chief Fiscal Officer. He has returned to private practice with Beall, Barclay & Co., Certified Public Accountants in Rogers, Arkansas. He is an advisory Director of Regions Bank of Rogers. He serves as past President and Board member of the Arkansas Society of Certified Public Accountants and is a member of the American Institute of Certified Public Accountants. He was a member of the Arkansas House of Representatives from 1977 until 1992.

Eugene A. Cernan has been President and Chairman of the Board of The Cernan Corporation since 1981. Captain Cernan retired from the U. S. Navy in 1976 after serving 20 years as a naval aviator, 13 of which were dedicated to direct involvement with the U. S. Space Program as a NASA Astronaut. Captain Cernan was the pilot on the Gemini 9 mission and the second American to walk in space; lunar module pilot of Apollo 10; and Spacecraft Commander of Apollo 17, which resulted in the distinction of being the last man to have left his footprints on the surface of the moon. In 1973, he served as a Senior United States Negotiator in discussions with USSR on the Apollo-Soyuz Mission. Mr. Cernan served as Executive Consultant of Aerospace and Government of Digital Equipment Corporation from 1986 to 1992, and he was a Director and Vice President-International of Coral Petroleum, Inc., Houston, Texas from 1976 to 1981. Captain Cernan is presently a Director of National Air and Space Museum and Smithsonian Educational Foundation. Captain Cernan is also a member of the Board of Trustees of the U. S. Naval Aviation Museum, NFL Alumni and Major League Baseball Players Alumni Association. In addition, Captain Cernan has served as a consultant commentator to ABC News.

Hayden Fry was Head Football Coach at the University of Iowa from 1979 to 1998, now retired. He was Head Football Coach at North Texas State University from 1973 to 1978 and at Southern Methodist University from 1962 to 1972. He was named Football Coach of the Year in the Big Ten (1981, 1990, 1991), the Missouri Valley Conference (1973), and the Southwest Conference (1962, 1966 and 1968). He is on the Board of Advisors of Wilson Sporting Goods (1962 to date); the Board of Trustees of Pop Warner Football (1962 to date); and the American Football Coaches Association (1983 to date) and was the 1993 President of the AFCA. He was President of Hawkeye Marketing Group from 1979 - 1984. He is a member of the Board of Directors of the PPI Group.

John Greig has been President of Greig and Co. since 1967. He is a Director of Boatmen's Bank of Iowa, NW., Estherville, Iowa. He has been President of the Iowa Cattlemen's Association (1975-1976) and a member of the Executive Committee of the National Cattlemen's Association (1975-1976). He was a member of the Iowa Board of Regents from 1985 to 1991. He was elected as an Iowa State Representative in 1993.

Roy Keppy has operated his grain and livestock farming operation in Davenport, Iowa since 1946. In 1982, he and his son founded Town and Country Meats in Davenport and he currently serves as its Vice President. He was a Director of Eldridge Cooperative Elevator Company for 33 years, retiring in 1982, after serving as President for 6 years. He is a past Chairman of the National Livestock and Meat Board, and was on its Board of Directors from 1970 to 1986. He was on the Board of Directors of the National Pork Producers from 1965 to 1972, serving as its President in 1970-1971.

Roy E. Ledbetter is retired as President and Chief Executive Officer of Highland Industrial Park, a division of Highland Resources, Inc. in East Camden, Arkansas. He holds a Bachelor of Science Degree in Education from Southern Arkansas University at Magnolia, a Masters Degree in Education from Henderson State University at Arkadelphia and an AMP from Harvard Business School at Boston. In 1966, Mr. Ledbetter joined Highland Resources, Inc. and coordinated organization of Southern Arkansas University Technical Branch; was promoted to Division Manager (1972), Vice President and Division Manager (1975), Senior Vice President (1980), and President in 1984. He is past President of the Camden Chamber of Commerce; was 1977 Camden Jaycee's Man of the Year; was awarded first annual Camden Area Chamber of Commerce Community Service Award in 1983; served on Education Standards Committee of the State of Arkansas; and presently serves on the Boards of East Camden and Highland Railroad, Shumaker Public Service Corporation, Merchants and Planters Bank of Camden, and First United Bancshares of El Dorado.







                                       -6-
C. James McCormick is former Chairman of the Board of McCormick, Inc., Best Way Express, Inc., Emeritus, Inc., and President of JAMAC Corporation, all of Vincennes, Indiana. He is also Vice Chairman of Golf Hosts, Inc. He is the owner of CJ Leasing, LLC. Mr. McCormick is former Chairman of the Board of Directors and CEO of First Bancorp, Vincennes, Indiana; former Chairman of the Vincennes University board of trustees and a Life Director of the Indiana Chamber of Commerce; and a former member of the Young President's Organization. He is a former Chairman of the Board of the American Trucking Associations. Mr. McCormick is a Past Chairman of the National Board of Trustees of The Fellowship of Christian Athletes.

John E. Miller was a member of the State of Arkansas House of Representatives from 1959 to 2000. He has been self-employed in the insurance, abstract, real estate, heavy construction and farming business for more than 20 years. He presently serves on the Board of Directors of Calico Rock Medical Center, Easy K Foundation, National Conference of Christians and Jews, State Advocacy Services, Lions World Services for the Blind, State Board of Easter Seals, Williams Baptist College Board of Trustees and Izard County Chapter of the American Red Cross.

James A. Mullins has owned and operated Prairie Flat Farms, Corwith, Iowa since 1969. He was a Director of the Omaha Farm Credit Bank from 1985 to 1994, a Director of the Federal Farm Credit Banks Funding Corporation from 1986 to 1994, and Director of the US Meat Export Federation from 1988 to 1995. He served as Chairman of the Foreign Trade Committee, National Cattlemen's Association (1988
- 1993). He was Chairman of the US Meat Export Federation until 1994. He was Chairman of the National Livestock & Meat Board in 1983; Chairman of the Beef Industry Council in 1979 and 1980; and Chairman of the Omaha Farm Credit Bank in 1988 and 1989.

Robert R. Rigler has been Chairman of the Board of Security State Bank, New Hampton, Iowa since 1989; he served as its President and CEO from 1968 to 1989. Mr. Rigler was Iowa Superintendent of Banking from 1989 to 1991. He was a member of the Iowa Transportation Commission from 1971 to 1986 and served as its Chairman from 1973 to 1986. He was a member of the Iowa State Senate from 1955 to 1971 and served as a Majority and Minority Floor Leader.

Chris Schenkel is a retired television sportscaster of CBS Sports and ABC Sports, New York, New York, from 1952 to 1999. He also served as Spokesperson for Owens-Illinois, Toledo, Ohio, from 1976 to 1995, for whom he spoke as voice over commercials, personal appearances, conventions and shows. Mr. Schenkel served as Chairman of the Board of Directors of Counting House Bank, North Webster, Indiana, from 1974-1982. He also served as a Director of ITI and ITAC from 1978 to 1986 and on the Board of Haskell Indian University, Lawrence, Kansas. He has three Honorary Doctorate Degrees and a Lifetime Achievement Emmy.

L. Stanley Schoelerman was President and a Partner of Petersen Sheep & Cattle Co., Spencer, Iowa from 1964 to 2001. He was a Director of Home Federal Savings & Loan, Spencer, Iowa, from 1969 to 1988; and Honeybee Manufacturing, Everly, Iowa, from 1974 to 1986. He was President of Topsoil-Schoenewe, Everly, Iowa, from 1974 to 1986. Mr. Schoelerman was Commissioner of the Iowa Department of Transportation from 1974 to 1978 and was a member of the National Motor Carrier Advisory Board of the Federal Highway Administration from 1981 to 1985.

Orville Sweet served as a Visiting Industry Professor at Iowa State University from 1989 to 1990 and is President of Sweet and Associates, a consulting firm for agricultural organizations. He was Executive Vice President of the 100,000 member National Pork Producers Council, Des Moines, Iowa, from 1979 to 1989. He was President of the American Polled Hereford Association, Kansas City, Missouri in 1963-79. He is past President of the US Beef Breeds Council and the National Society of Livestock Records Association and was a Director of the Agricultural Hall of Fame and the US Meat Export Federation. He is a member of the American Society of Animal Science. He has served as a member of the USDA Advisory Council Trade Policy, the State Department Citizens Network and the Executive Committee of the Agricultural Council of America.

Board Meetings; Committees:

         The Board of Directors of the Company held four meetings during the year ended December 31, 2004. Messrs. Cernan and Schenkel attended fewer than 75% of such meetings.

         The Company has an Investment Committee, consisting of Messrs. Ahart and Shamas. This Committee manages the Company's investments, and met periodically during fiscal year 2004 on both a formal and informal basis; Messrs. Ahart and Shamas did not miss any meetings. The Company has no standing nominating committee.

     The Company established a Compensation Committee in November 2004, consisting of three members of the board of directors, C. James McCormick, Roy Ledbetter and Orville Sweet. C. James McCormick is Chairman of the committee. No meetings were held in 2004.

BOARD MEMBER NOMINATION PROCESS-NOMINATING COMMITTEE

         The Company does not have a standing nominating committee or committee performing similar functions. The Company has been involved in establishing and growing its core business, through its wholly owned subsidiary, BNLAC, since inception of the Company and BNLAC in the middle 1980's. Since inception, the Company's Board has been comprised of most of the same individuals. The Company believes the Board's constituency has materially aided the Company and its core business in making the decisions which have been and are necessary for the growth and business plans of the Company. All of the Board members are considered to be independent except Messrs. Ahart, Shamas, Byrd and Tobey. Consequently, the Company and its management believes it is not necessary for the Company to have a nominating committee.

         The Company has approximately 2,713 shareholders and 16,811,378 shares of its Common Stock outstanding. The Company's Common Stock is not listed on the New York Stock Exchange and is not listed for trading through the NASD system. The independence requirements imposed by the NYSE or NASD are not directly applicable. The Company uses the independence requirements of the NASD in evaluating whether a director is independent.

         All nominees for election to the position of director at the Company's 2005 Annual Shareholders' Meeting are standing for reelection and they have been reelected since at least 1989.

         The basic director nomination process has been that the executive management group, Messrs. Ahart, Shamas, Byrd and Toby ("Executive Management"), assesses the needs of the Board from time to time and reviews the appropriate skills and characteristics to fulfill those needs. Generally, such skills and characteristics may include personal and professional integrity; intelligence and independent judgment; board experience; experience at the policy making level in business; a commitment to serve on the Board for a number of years so that the Board member may develop knowledge about the Company and its operations, strategies and business plans; a Board member's willingness to evaluate Executive Management's performance objectively; and other board positions and committees on which a Board member serves. Each year, Executive Management recommends the nominees to the entire Board which has nominated and approved the nominees as candidates for which proxies are solicited to elect such nominees at the annual meeting of shareholders.

         At the annual meeting, the nomination process is a shareholder in attendance nominates the individuals who are on the slate of nominees for whom proxies were solicited. Nominations are open from any other shareholder in attendance. After a full opportunity for nominations from the floor, a motion is made, seconded and voted upon for closing the nominations. There is a full opportunity for discussion about any Board nominee. The election of the Board members is then held. The Company does not currently have a formal policy with regard to the consideration of any director candidates recommended by shareholders as the need for such a policy has never arisen.

Report of the Audit Committee:

         The Company has an Audit Committee consisting of Messrs. Barclay, Greig and Rigler. Mr. Barclay serves as Chairman of the Committee and is the Audit Committee financial expert. Each of the members of the Audit Committee qualifies as an independent director in accordance with the NASD guidelines. During fiscal years 2004 and 2005, the Committee has met with senior members of the Company's management, as well as the Company's independent auditors. The Committee has reviewed the audited financial statements in the Company's Annual Report on Form 10-K.

         The Committee also discussed with the independent auditors matters required to be discussed by Statement on Accounting Standards No. 61. The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, in accordance with Independence Standards Board Standard No. 1. The Company has adopted an Audit Committee Charter.

         Based on those reviews and discussions, and the report of the independent auditors, the Committee has approved the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

         The Audit Committee reviewed the fees billed to BNL Financial Corporation and its subsidiaries by Smith, Carney & Co., p.c.for the Fiscal Years Ended December 31, 2004, 2003 and 2002:

Audit Fees

Description                           2004               2003              2002
                                  --------           --------          --------
Audit fees                        $152,240           $151,171          $135,370
Audit-related fees                   4,130              8,418            12,690
Tax fees                            23,095             29,577            22,040
All other fees                           0                -0-               -0-
                                  --------           --------           -------
TOTAL FEES                         179,465           $189,166           170,100

-------------------------------------------------------------------------------
Audit fees: This category consists of fees for the audit of our annual financial statements included in Form 10-K, the audit of our statutory financial statements, review of financial statements included in our Form 10-Q quarterly reports and assistance with regulatory filings.

Audit-related fees: This category consists of fees for services that are reasonably related to the performance of the audit or review of our financial statements, and not reported under the caption "Audit Fees". These services include consultation regarding the implementation of GAAP and statutory accounting rules, and assistance with implementation of SEC rules.

Tax fees: This category consists of fees for federal and state tax compliance and tax advice.

The Audit Committee engages the independent auditors for the annual audit and quarterly reviews, and has adopted policies for pre-approval of audit, audit-related, tax and other services. All of the services for which fees are shown above either pre-dated the effective date of the pre-approval requirement, or were specifically approved by the Audit Committee, or covered by the pre-approval policies established by the Audit Committee.

          In making its recommendation to ratify the appointment of Smith Carney & Co. as the Company's independent accountants for the year ending December 31, 2005, the Audit Committee has considered whether Smith Carney & Co.'s performance of services other than audit services are compatible with maintaining independence of our outside accountants.


                                            Respectfully,

                                 AUDIT COMMITTEE
                            BNL FINANCIAL CORPORATION
           Richard Barclay, Chairman, John Greig, and Robert R. Rigler

Executive Officers:


         The executive officers of the Company are as follows:

                                                            Officer
           Name                         Age                   Since                  Position(s)
------------------------------ ------------------------- ---------------- ---------------------------------------

Wayne E. Ahart                                 65             1984        Chief Executive Officer and Chairman
                                                                          of the Board
------------------------------ ------------------------- ---------------- ---------------------------------------

C. Don Byrd                                    64             1984        Vice Chairman of the Board
------------------------------ ------------------------- ---------------- ---------------------------------------

Kenneth Tobey                                  46             1988        President
------------------------------ ------------------------- ---------------- ---------------------------------------

Barry N. Shamas                                58             1984        Executive Vice President and
                                                                          Treasurer
------------------------------ ------------------------- ---------------- ---------------------------------------

The Company's executive officers serve at the pleasure of the Board of Directors. Each of the above officers also holds the same office in BNLAC.



                           SUMMARY COMPENSATION TABLE


                                         Annual Compensation                                  Long Term Compensation

                                                                                          Awards               Payouts

Name and Principal                                          Other Annual     Restricted         Options/    LTIP       All Other
Position                    Year    Salary      Bonus       Compensation     Stock Award(s)      SARs (#)  Payouts    Compensation
-------------------------- ------- ---------- ---------- ------------------ ----------------- ----------- ---------- --------------

Wayne E. Ahart, CEO        2004     $127,500   $150,098            $76,629         $0             -          $0             $0
            "              2003     $125,000   $184,288            $42,658         $0             -          $0             $0
            "              2002     $125,000   $154,506            $54,086         $0             -          $0             $0

-------------------------- ------- ---------- ---------- ------------------ ----------------- ----------- ---------- --------------

Barry N. Shamas,           2004     $116,666   $102,462            $17,920         $0             -          $0             $0
Executive V.P.             2003     $110,600   $100,347            $18,028         $0             -          $0             $0
            "              2002     $110,600    $62,430            $18,237         $0             -          $0             $0

-------------------------- ------- ---------- ---------- ------------------ ----------------- ----------- ---------- --------------

C. Donald Byrd,            2004     $101,667    $99,847            $27,136         $0             -          $0             $0
Vice Chairman of           2003      $95,824    $98,769            $26,734         $0             -          $0             $0
the Board                  2002      $92,500    $51,283            $26,570         $0             -          $0             $0

-------------------------- ------- ---------- ---------- ------------------ ----------------- ----------- ---------- --------------

Kenneth Tobey,             2004      $91,667    $99,016            $11,104         $0             -          $0             $0
President                  2003      $79,583   $105,099             $9,369         $0             -          $0             $0
            "              2002      $77,500    $55,033            $12,136         $0             -          $0             $0

-------------------------- ------- ---------- ---------- ------------------ ----------------- ----------- ---------- --------------



         The total number of executive officers of the Company is four and the total remuneration paid to all executive officers in 2004, as a group, is $1,021,712 including bonuses of approximately $100,000 under the Company's stock bonus plan and $291,839 under the executive incentive bonus plan. The Company has accrued bonuses payable at December 31, 2004, of approximately $100,000 under the stock bonus plan and approximately $131,000 under the executive bonus plan. The Company does not have employment agreements with any of its officers.

         The Company does not have any employment or severance agreements with officers or employees.

Compensation of Directors:

         Each Director receives a fee of $500, plus reasonable travel expenses, for each meeting of the Board of Directors attended. Each Audit Committee Member receives $500 for each meeting attended, the Audit Committee Chairman receives a total of $1,000 for each meeting attended . Each Compensation Committee Member receives $500 for each meeting attended.

          No said Director receives any other remuneration in their capacity of Director.

Other Compensation; Indebtedness; Benefit Plans:

         In 1994, the Board of Directors and Shareholders approved the 1994 Brokers and Agents' Nonqualified Stock Option Plan. This plan was established as an incentive to sales persons of BNLAC. Initially 250,000 shares were available under the plan. Options for an additional 1.75 million shares were authorized by the Board of Directors. The option period may not exceed a term of five years and the duration of the plan is ten years, expiring December 14, 2004. A four-member committee of Directors administers the plan. During 2004, 2003 and 2002, the Company granted 129,575, 131,925 and 154,855 stock options, respectively, with an exercise price of $1.00 per share for those granted in 2004, $.75 per share for those granted in 2003 and $.50 per share for those granted in 2002. There were 515,955 stock options outstanding at December 31, 2004. The number of options expiring or forfeited were 199,500 and 437,500 in 2004 and 2003, respectively. There were 38,350 options exercised in 2004 and 38,525 options exercised in 2003. Under the fair value method, total compensation recognized for grant of stock options was $4,000 in 2004. The fair value of options granted is estimated at $4,000, 0$ and $1,596 in 2004, 2003 and 2002. These values were computed using a binomial method as prescribed in SFAS No. 123 and certain assumptions include a risk free interest rate of 5.0%, expected life of 3.0 years, expected volatility of 14.0% and no expected dividends due to statutory limitations. The estimated weighted average remaining life of the options is 1.5 years and the weighted average exercise price is $.76. The options do not have a dilutive effect on earnings per share at this time, but may have such an effect in the future.

         In 2001, the Board of Directors approved the 2001 Incentive Bonus Plan for the benefit of certain Officers of the Company. The plan provides for semi-annual payment of cash bonuses based on 10% of consolidated pre-tax operating income. BNLAC bears its prorata share of the bonus expense based on its pre-tax statutory profits. Bonus expense was $312,069, $334,134 and $287,673 under this plan for 2004, 2003 and 2002, respectively.

         In March 2002, the Board of Directors approved the 2002 Non-Director, Non-Executive Stock Option Plan, subject to any necessary authorizations from any regulatory authority. The plan is intended to assist the Company in attracting and retaining individuals of outstanding ability and to promote concurrence of their interests with those of the Shareholders of the Company. The Company granted 60,300 options with an exercise price of $.75 in 2004 and 55,700 options with an exercise price of $.50 in 2003. The fair value of options granted is estimated at $11,000 in 2004 and $10,940 in 2003. This value was computed using a binomial method as prescribed in SFAS No. 123 and certain assumptions include a risk free interest rate of 5.0%, expected life of 10.0 years, expected volatility of 14.0% and no expected dividends due to statutory limitations. The estimated weighted average remaining life of the options is 8.4 years. The options do not have a dilutive effect on earnings per share at this time, but may have such an effect in the future.

         The Company has a stock bonus plan for the benefit of certain Officers of the corporation. The plan provides for a bonus based on consolidated after-tax profits subject to specified limits. The bonus amount, net of taxes, will be used to purchase stock in the Company. Stock bonuses in the amount of $100,000 were granted and charged to expense in each of the years 2004, 2003 and 2002, respectively.

         The Company has an Employee Pension Plan that is a qualified retirement plan under the Internal Revenue Code. All employees who have attained age 21 and have completed one year of service are eligible to contribute. Employer contributions are discretionary. The Company contributed $57,698, $46,138 and $32,565 in 2004, 2003 and 2002, respectively.

Indebtedness of Management

         No officer, director or nominee for director of the Company or associate of such person was indebted to the Company at any time during the year ended December 31, 2004, other than for ordinary travel and expense advances and other reimbursable expenses, if any.


Purchase of BNL Shares:

         Mr. Byrd and the Company entered into an agreement, dated December 21, 1990, whereby the Company acquired a right of first refusal to purchase the all shares of the Company's Common Stock owned by Mr. Byrd on the same terms and conditions that would apply in any proposed sale, pledge or other transfer of the shares by Mr. Byrd. The Company must exercise its right of first refusal within thirty days after receiving notification from Mr. Byrd of any such proposed transaction in the shares, and make payment for the shares within forty-five days after acceptance. The right of first refusal may be exercised only as to all of such shares and not as to any lesser amount. Mr. Byrd has retained the right to transfer his shares to a trust controlled by him or to members of his family or heirs in the event of death, but all of the shares so transferred remain subject to the Company's right of first refusal as to any subsequent transfer.

Stock Performance Graph:

         During 2004 the Company made three separate offers to its shareholders to redeem their stock for its book value of $.53, $.60 and $.63 a share; respectively. The offers resulted in the purchase of 913,339 shares of stock for $542,012. In 2003 the Company made two separate offers to its shareholders to redeem their stock for its book value of $.47 and $.53 a share; respectively. The offers resulted in the purchase of 974,541 shares of stock for $477,023.The stock is not traded on any established trading market.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (Item 2)

         The Board of Directors has selected Smith, Carney & Co., p.c., as the independent public accountant to examine the accounts of the Company for 2005. In accordance with the resolution of the Board, this selection is being presented to the Shareholders for ratification or disapproval at this Annual Meeting. The Board recommends the Shareholders vote "FOR" such ratification. It is not presently anticipated a representative of the firm of Smith, Carney & Co. will be present at the Annual Meeting; however, should such a representative be present he will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                            PROPOSALS BY SHAREHOLDERS

         A proposal submitted by a shareholder for the 2006 regular Annual Meeting of Shareholders must be received in writing by the Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124, no later than November 1, 2005, in order to be eligible to be included in the Company's Proxy Statement for that meeting. Any shareholder who submits such proposals must be a record or beneficial owner of at least 1% or $2,000 in market value of securities entitled to be voted at the meeting, have held such securities for at least one year, and continue to hold such securities through the date on which the meeting is held.

              COMMUNICATIONS BETWEEN SHAREHOLDERS AND BOARD MEMBERS

         The Board of Directors does not have a formal process for shareholders to send written communications directly to members of the Board of Directors. The Board has not made any determination whether or not such a process should be developed and adopted by the Board. At the present, if a Shareholder sends a written communication to any individual Board member and addresses such written communication to the Board member at P.O. Box 6600, North Little Rock, AR 72124, or actually delivers such communication to the Corporate Secretary at 7530 Highway 107, North Little Rock, AR 72120, the Executive Management undertakes to timely forward such written communication to the Board member addressee.


                    BOARD MEMBER ATTENDANCE AT ANNUAL MEETING

         The Board does not have a policy on Board member attendance at the annual meeting of Shareholders. Thirteen board members attended the 2004 Annual Meeting of Shareholders.

                                  OTHER MATTERS

         As far as is known or has been determined, no business other than the matters referred to herein will come before the Annual Meeting. However, it is intended that the proxy solicited herein will be voted on any other matters that may properly come before the Meeting in the discretion of the person or persons voting such proxy.

                                    FORM 10-K

         Upon written request to the Secretary, BNL Financial Corporation, P. O. Box 6600, North Little Rock, Arkansas 72124, shareholders will be provided a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 without charge.